Exhibit 99.1

Dillard’s, Inc. Reports Fourth Quarter and Fiscal Year Results

LITTLE ROCK, Ark. (BUSINESS WIRE) – February 26, 2024 - Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) announced operating results for the 14 and 53 weeks ended February 3, 2024. The Company follows the 4-5-4 retail reporting calendar, which included an extra week in the fourth quarter of fiscal year 2023. Comparisons are made based on the 13 and 52 weeks ended January 27, 2024 and January 28, 2023 where appropriate and noted. This release contains certain forward-looking statements. Please refer to the Company’s cautionary statements included below under “Forward-Looking Information.”

Dillard’s Chief Executive Officer William T. Dillard, II stated, “Our fourth quarter results were respectable considering the continued weak consumer environment. We were pleased to pay a special dividend of $20.00 per share in January – bringing total shareholder return for the year to $621 million. We ended the year with $956 million in cash and short-term investments.”

Highlights of the Fourth Quarter (compared to the prior year fourth quarter):

•Total retail sales decreased 5% for the 13-week to 13-week period
•	Comparable store sales decreased 5% for the 13-week to 13-week period
•	Net income of $250.5 million compared to $289.2 million
•	Earnings per share of $15.44 compared to $16.89
•	Retail gross margin of 37.7% of sales compared to 38.7% of sales
•	Operating expenses were $476.7 million (22.4% of sales) compared to $458.4 million (21.6% of sales)
•	Share repurchase of $16.2 million (approximately 52,000 shares)
•	Ending inventory decreased 2% year over year

Fourth Quarter Results

Dillard’s reported net income for the 14 weeks ended February 3, 2024 of $250.5 million, or $15.44 per share, compared to $289.2 million, or $16.89 per share, for the 13 weeks ended January 28, 2023. Included in net income for the 14 weeks ended February 3, 2024 are two tax-related benefits:

●	a federal income tax benefit of $21.1 million ($1.30 per share) due to a deduction related to that portion of the special dividend of $20.00 per share that was paid to the Dillard's, Inc. Investment and Employee Stock Ownership Plan during the quarter
●	a net $7.3 million ($0.45 per share) income tax benefit due to the release of valuation allowances primarily related to state net operating loss carryforwards

Included in net income for the 13 weeks ended January 28, 2023 is a pretax gain of $13.8 million ($10.8 million after tax or $0.63 per share) primarily related to the sale of two store properties. Also included in net income for the 13 weeks ended January 28, 2023 are two tax-related benefits:

●	a federal income tax benefit of $16.3 million ($0.95 per share) due to a deduction related to that portion of the special dividend of $15.00 per share that was paid to the Dillard's, Inc. Investment and Employee Stock Ownership Plan during the quarter

●	a net $13.7 million ($0.80 per share) income tax benefit due to the release of valuation allowances primarily related to state net operating loss carryforwards

Sales – Fourth Quarter

Net sales for the 14 weeks ended February 3, 2024 and 13 weeks ended January 28, 2023 were $2.124 billion and $2.127 billion, respectively. Net sales includes the operations of the Company’s construction business, CDI Contractors, LLC (“CDI”).

Total retail sales (which excludes CDI) for the 14 weeks ended February 3, 2024 and 13 weeks ended January 28, 2023 were $2.057 billion and $2.069 billion, respectively. Total retail sales decreased 5% for the 13-week period ended January 27, 2024 compared to the 13-week period ended January 28, 2023. Sales in comparable stores for that same period decreased 5%. The Company noted a continued challenging sales environment during the fourth quarter. Cosmetics was the strongest performing category followed by home and furniture. Juniors’ and children’s apparel was the weakest category followed by ladies’ accessories and lingerie and ladies’ apparel.

Gross Margin – Fourth Quarter

Consolidated gross margin for the 14 weeks ended February 3, 2024 was 36.6% of sales compared to 37.7% of sales for the 13 weeks ended January 28, 2023.

Retail gross margin (which excludes CDI) for the 14 weeks ended February 3, 2024 was 37.7% of sales compared to 38.7% of sales for the 13 weeks ended January 28, 2023. Gross margin increased moderately in home and furniture and was essentially flat in cosmetics, ladies’ accessories and lingerie and ladies’ apparel. Gross margin decreased slightly in shoes and decreased moderately in juniors’ and children’s apparel and men’s apparel and accessories.

Inventory decreased 2% at February 3, 2024 compared to January 28, 2023.

Selling, General & Administrative Expenses – Fourth Quarter

Consolidated selling, general and administrative expenses (“operating expenses”) for the 14 weeks ended February 3, 2024 were $476.7 million (22.4% of sales) compared to $458.4 million (21.6% of sales) for the 13 weeks ended January 28, 2023. The increase in operating expenses of $18.3 million is primarily due to the additional week of operations in the fourth quarter of fiscal year 2023.

Highlights of the Fiscal Year (compared to the prior fiscal year):

•Total retail sales decreased 5% for the 52-week to 52-week period
•	Comparable store sales decreased 4% for the 52-week to 52-week period
•	Net income of $738.8 million compared to $891.6 million
•	Earnings per share of $44.73 compared to $50.81
•	Retail gross margin of 41.8% of sales compared to 43.0% of sales
•	Operating expenses were $1,717.4 million (25.4% of sales) compared to $1,674.3 million (24.4% of sales)

•	Share repurchase of $281.4 million (approximately 917,700 shares)

Fiscal Year Results

Dillard’s reported net income for the 53 weeks ended February 3, 2024 of $738.8 million, or $44.73 per share. This compares to $891.6 million, or $50.81 per share, for the prior year 52-week period. Included in net income for the 53 weeks ended February 3, 2024 is a pretax gain of $6.1 million ($4.7 million after tax or $0.28 per share) primarily related to the sale of two store properties. Also Included in net income for the 53 weeks ended February 3, 2024 are two tax-related benefits:

●	a federal income tax benefit of $21.1 million ($1.28 per share) due to a deduction related to that portion of the special dividend of $20.00 per share that was paid to the Dillard's, Inc. Investment and Employee Stock Ownership Plan during the year
●	a net $9.8 million ($0.59 per share) income tax benefit due to the release of valuation allowances primarily related to state net operating loss carryforwards

Included in net income for the 52 weeks ended January 28, 2023 is a pretax gain of $21.0 million ($16.4 million after tax or $0.94 per share) primarily related to the sale of three store properties. Also included in net income for the 52 weeks ended January 28, 2023 are two tax-related benefits:

●	a federal income tax benefit of $16.3 million ($0.93 per share) due to a deduction related to that portion of the special dividend of $15.00 per share that was paid to the Dillard's, Inc. Investment and Employee Stock Ownership Plan during the year
●	a net $13.7 million ($0.78 per share) income tax benefit due to the release of valuation allowances primarily related to state net operating loss carryforwards

Sales – Fiscal Year

Net sales for the 53 weeks ended February 3, 2024 and 52 weeks ended January 28, 2023 were $6.752 billion and $6.871 billion, respectively.

Total retail sales for the 53 weeks ended February 3, 2024 and 52 weeks ended January 28, 2023 were $6.480 billion and $6.702 billion, respectively. Total retail sales decreased 5% for the 52-week period ended January 27, 2024 compared to the 52-week period ended January 28, 2023. Sales in comparable stores for the same period decreased 4%.

Gross Margin – Fiscal Year

Consolidated gross margin for the 53 weeks ended February 3, 2024 was 40.3% of sales compared to 42.0% of sales for the prior year 52-week period. Retail gross margin for the 53 weeks ended February 3, 2024 was 41.8% of sales compared to 43.0% of sales for the prior year 52-week period.

Selling, General & Administrative Expenses – Fiscal Year

Operating expenses for the 53 weeks ended February 3, 2024 were $1,717.4 million (25.4% of sales) compared to $1,674.3 million (24.4% of sales) for the prior year 52-week period. The increase in operating expenses is primarily due to increased payroll and payroll-related expenses and the additional week of operations in the 2023 fiscal year.

Share Repurchase

During the 14 weeks ended February 3, 2024, the Company purchased $16.2 million (approximately 52,000 shares) of Class A Common Stock at an average price of $310.55 per share.

During the 53 weeks ended February 3, 2024, the Company purchased $281.4 million (approximately 917,700 shares) at an average price of $306.66 per share. As of February 3, 2024, authorization of $394.0 million remained under the May 2023 program.

Total shares outstanding (Class A and Class B Common Stock) at February 3, 2024 and January 28, 2023 were 16.2 million and 17.1 million, respectively.

Store Information

The Company will open its Empire Mall location in Sioux Falls, South Dakota in March of 2024 (140,000 square feet) marking its 30th state of operation.

The Company operates 273 Dillard’s stores, including 28 clearance centers, spanning 29 states (totaling 46.7 million square feet) and an Internet store at dillards.com.

Dillard’s, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(In Millions, Except Per Share Data)

	14 Weeks Ended		13 Weeks Ended		53 Weeks Ended		52 Weeks Ended
	February 3, 2024		January 28, 2023		February 3, 2024		January 28, 2023
		% of		% of		% of		% of
		Net		Net		Net		Net
	Amount	Sales	Amount	Sales	Amount	Sales	Amount	Sales
Net sales	$2,124.4	100.0%	$2,126.7	100.0%	$6,752.1	100.0%	$6,871.1	100.0%
Service charges and other income	34.5	1.6	35.8	1.7	122.3	1.8	125.1	1.8
	2,158.9	101.6	2,162.5	101.7	6,874.4	101.8	6,996.2	101.8

Cost of sales	1,346.5	63.4	1,325.3	62.3	4,031.1	59.7	3,983.6	58.0
Selling, general and administrative expenses	476.7	22.4	458.4	21.6	1,717.4	25.4	1,674.3	24.4
Depreciation and amortization	44.3	2.1	47.6	2.2	179.6	2.7	188.5	2.7
Rentals	7.3	0.3	7.5	0.4	21.6	0.3	23.2	0.3
Interest and debt (income) expense, net	(3.1)	(0.1)	3.4	0.2	(4.6)	(0.1)	30.5	0.4
Other expense	4.7	0.2	1.9	0.1	18.8	0.3	7.7	0.1
Gain on disposal of assets	—	0.0	13.8	0.6	6.1	0.1	21.0	0.3
Income before income taxes	282.5	13.3	332.2	15.6	916.6	13.6	1,109.4	16.1
Income taxes	32.0		43.0		177.8		217.8
Net income	$250.5	11.8%	$289.2	13.6%	$738.8	10.9%	$891.6	13.0%

Basic and diluted earnings per share	$15.44		$16.89		$44.73		$50.81
Basic and diluted weighted average shares outstanding	16.2		17.1		16.5		17.5

Dillard’s, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(In Millions)

	February 3,	January 28,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$808.3	$650.3
Restricted cash	—	10.0
Accounts receivable	60.6	57.0
Short-term investments	148.0	148.9
Merchandise inventories	1,094.0	1,120.2
Other current assets	97.3	85.5
Total current assets	2,208.2	2,071.9

Property and equipment, net	1,074.3	1,118.4
Operating lease assets	42.7	33.8
Deferred income taxes	63.9	42.3
Other assets	59.8	62.8

Total assets	$3,448.9	$3,329.2

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable and accrued expenses	$782.5	$828.5
Current portion of operating lease liabilities	11.3	9.7
Federal and state income taxes	34.0	20.8
Total current liabilities	827.8	859.0

Long-term debt	321.4	321.4
Operating lease liabilities	31.7	24.2
Other liabilities	370.9	326.0
Subordinated debentures	200.0	200.0
Stockholders’ equity	1,697.1	1,598.6

Total liabilities and stockholders’ equity	$3,448.9	$3,329.2

Dillard’s, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In Millions)

	53 Weeks Ended	52 Weeks Ended
	February 3,	January 28,
	2024	2023
Operating activities:
Net income	$738.8	$891.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and other deferred cost	181.2	190.0
Deferred income taxes	(17.7)	(15.3)
Gain on disposal of assets	(6.1)	(21.0)
Gain from insurance proceeds	—	(0.2)
Accrued interest on short-term investments	(5.7)	(3.2)
Changes in operating assets and liabilities:
Increase in accounts receivable	(3.6)	(17.2)
Decrease (increase) in merchandise inventories	26.2	(40.0)
Increase in other current assets	(7.8)	(5.4)
Increase in other assets	(4.6)	(1.2)
Decrease in trade accounts payable and accrued expenses and other liabilities	(22.5)	(28.6)
Increase (decrease) in income taxes	5.4	(1.2)
Net cash provided by operating activities	883.6	948.3

Investing activities:
Purchase of property and equipment and capitalized software	(132.9)	(120.1)
Proceeds from disposal of assets	6.3	25.1
Proceeds from insurance	4.5	4.9
Purchase of short-term investments	(295.4)	(245.7)
Proceeds from maturities of short-term investments	301.9	100.0
Net cash used in investing activities	(115.6)	(235.8)

Financing activities:
Principal payments on long-term debt and finance lease liabilities	—	(44.8)
Cash dividends paid	(338.6)	(271.3)
Purchase of treasury stock	(281.4)	(452.9)
Net cash used in financing activities	(620.0)	(769.0)

Increase (decrease) in cash and cash equivalents and restricted cash	148.0	(56.5)
Cash and cash equivalents and restricted cash, beginning of period	660.3	716.8
Cash and cash equivalents and restricted cash, end of period	$808.3	$660.3

Non-cash transactions:
Accrued capital expenditures	$6.2	$5.2
Accrued purchase of treasury stock and excise taxes	2.8	—
Stock awards	4.5	6.2
Lease assets obtained in exchange for new operating lease liabilities	20.5	3.7

Estimates for 2024

The Company is providing the following estimates for certain financial statement items for the 52-week period ending February 1, 2025 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change - See “Forward-Looking Information.”

	In Millions
	2024	2023
	Estimated	Actual
Depreciation and amortization	$185	$180
Rentals	22	22
Interest and debt (income) expense, net	(8)	(5)
Capital expenditures	125	133

Forward-Looking Information

This report contains certain forward-looking statements. The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995: (a) statements including words such as “may,” “will,” “could,” “should,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof; (b) statements regarding matters that are not historical facts; and (c) statements about the Company’s future occurrences, plans and objectives, including statements regarding management’s expectations and forecasts for the 52-week period ended February 1, 2025 and beyond, statements concerning the opening of new stores or the closing of existing stores, statements concerning capital expenditures and sources of liquidity and statements concerning estimated taxes. The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) general retail industry conditions and macro-economic conditions including inflation, rising interest rates, a potential U.S. Federal government shutdown, economic recession and changes in traffic at malls and shopping centers; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of and interest rates on consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in the Company’s ability to meet labor needs amid nationwide labor shortages and an intense competition for talent; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; high levels of unemployment; changes in tax legislation (including the Inflation Reduction Act of 2022); changes in legislation and governmental regulations, affecting such matters as the cost of employee benefits or credit card income, such as the Consumer Financial Protection Bureau’s recent proposal to amend Regulation Z to limit the dollar amounts credit card companies can charge for late fees; adequate and stable availability and pricing of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in SOFR and other base borrowing rates; potential disruption from terrorist activity and the effect on ongoing consumer confidence; epidemic, pandemic or public health issues and their effects on public health, our supply chain, the health and well-being of our employees and customers and the retail industry in general; potential disruption of international trade and supply chain efficiencies; global conflicts (including the ongoing conflicts in the Middle East and Ukraine) and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature, and other risks and uncertainties, including those detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, particularly those set forth under the caption “Item 1A, Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2023.

CONTACT:
Dillard’s, Inc.
Julie J. Guymon
501-376-5965
julie.guymon@dillards.com